UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
___________________________

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 13, 2011

WEST COAST BANCORP

(Exact name of registrant as specified in charter)

Oregon

(State or other jurisdiction of incorporation)

0-10997

(SEC File Number)

93-0810577

(IRS Employer Identification No.)

5335 Meadows Road, Suite 201 Lake Oswego, Oregon (Address of principal executive offices)	97035 (Zip Code)

Registrant's telephone number, including area code:

(503) 684-0884

            Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 (d)  On December 13, 2011, the Board of Directors (the “Board”) of West Coast Bancorp (the “Company”) increased the size of the Board by one and appointed Henchy Enden to serve as a director of the Company, subject to receipt of applicable regulatory approvals.

Ms. Enden will be compensated for her services as a director consistent with the Company's compensation policies for nonemployee directors generally.  A discussion of the Company's director compensation arrangements is included under the heading "Our Board of Directors, Non-Employee Director Compensation for 2010" on pages 9-10 of the Company's definitive proxy statement filed with the Securities and Exchange Commission on April 1, 2011.

Ms. Enden is an employee of MFP Investors, LLC.  MFP Partners, L.P., an affiliate of MFP Investors, obtained the right to designate an observer to attend meetings of the Board of Directors of West Coast Bancorp and West Coast Bank in connection with its participation in the Company’s private placement transactions completed in October 2009.  Ms. Enden has acted as the designated observer since November 2009 and will continue in that role until her appointment as a director receives required regulatory approvals.

Ms. Enden is expected to serve on the Compensation & Personnel Committee and the Audit & Compliance Committee of the Board.  There are no relationships or transactions involving Ms. Enden that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WEST COAST BANCORP
Dated: December 16, 2011	By:	/s/ David C. Bouc
David C. Bouc Executive Vice President and Secretary